EXECUTION

AMENDMENT

TO

FOREIGN CUSTODY MANAGER AGREEMENT

This Amendment is an amendment to the Foreign Custody Manager Agreement between The Bank of New York Mellon (“BNY”) and each entity set forth on Annex I thereto (each such entity severally, not jointly, the “Fund”) dated as of June 1, 2023 (the “Agreement”).

The effective date of this Amendment is as of June 30, 2025.

TERMS:

Intending to be legally bound, BNY and each Fund hereby agree as follows:

1.	Annex I of the Agreement is hereby amended and restated in its entirety as set forth in Annex I to this Amendment.

2.

The parties hereto expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation, or symbol of a signature into an electronic copy of this Amendment by electronic, digital, or other technological methods. Each counterpart executed in accordance with the foregoing will be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, will constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

Each party hereto has caused this Amendment to be executed by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

[signature page to follow]

Agreed:

Each of the Funds		The Bank of New York Mellon
identified in Annex I
severally and not jointly

By:	/s/ Tina Payne	By:	/s/ Allison M. Gardner
Name:	Tina Payne	Name:	Allison M. Gardner
Title:	Secretary	Title:	Senior Vice President

ANNEX I

CUSTOMER	SERIES	TAX ID
The Alger Funds

Alger 35 Fund

Alger Capital Appreciation Fund

Alger Growth & Income Fund

Alger Health Sciences Fund

Alger International Opportunities Fund*

Alger Mid Cap Focus Fund

Alger Mid Cap Growth Fund

Alger Small Cap Focus Fund

Alger Small Cap Growth Fund

Alger Weatherbie Specialized Growth Fund

Alger Concentrated Equity Fund

Alger AI Enablers & Adopters Fund

Alger International Small Cap Fund

The Alger Funds II	Alger Dynamic Opportunities Fund Alger Emerging Markets Fund Alger Responsible Investing Fund Alger Spectra Fund

The Alger Institutional Funds	Alger Capital Appreciation Institutional Fund Alger Focus Equity Fund Alger Mid Cap Growth Institutional Fund Alger Small Cap Growth Institutional Fund

Alger Global Equity Fund (f/k/a Alger Global Focus Fund)	N/A

The Alger Portfolios	Alger Balanced Portfolio Alger Capital Appreciation Portfolio Alger Growth & Income Portfolio Alger Large Cap Growth Portfolio Alger Mid Cap Growth Portfolio Alger Small Cap Growth Portfolio

The Alger ETF Trust	Alger 35 ETF Alger Mid Cap 40 ETF Alger Weatherbie Enduring Growth ETF Alger Concentrated Equity ETF Alger AI Enablers & Adopters ETF Alger Russell Innovation ETF

*	— f/k/a/ Alger International Focus Fund

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